                                                                   EXHIBIT 10.21


                       CONSULTING AND RETIREMENT AGREEMENT


     Sara Lee Corporation (the "Company") and John H. Bryan ("Executive") enter into this Consulting and Retirement Agreement (this "Agreement") on the 25th day of February, 2000 (the "Effective Date").

                            I N T R O D U C T I O N:
                            ------------------------

     The Executive is the Chairman of the Board of Directors and Chief Executive Officer of the Company;

     The Executive has advised the Company that he intends to step down as Chairman of the Board of Directors of the Company on October 5, 2001, when he attains the age of sixty-five, and that he intends to retire as an employee of the Company on December 31, 2001.

     The Company desires to retain the Executive as a director and consultant following Executive's retirement.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Executive and the Company agree as follows:

     1. RETIREMENT TRANSITION AND SUCCESSION PLANNING. Executive agrees to continue in his current position as Chairman of the Board of Directors and Chief Executive Officer until June 30, 2000. Upon the election of a successor Chief Executive Officer, effective July 1, 2000, the Executive will relinquish his duties as Chief Executive Officer. From July 1, 2000 through October 5, 2001 (the date of Executive's 65th birthday), Executive agrees to continue to serve, if re-elected, as Chairman of the Board of Directors of the Company, provided he is then able to carry out the duties and responsibilities of Chairman. On October 5, 2001, Executive intends to relinquish his duties as Chairman of the Board of Directors. Executive agrees to continue to serve as a director of the Company after October 5, 2001, as provided in Section 2(a). From and after October 5, 2001, Executive shall have the honorary title of Chairman Emeritus. Executive plans to retire as an employee of the Company on December 31, 2001. For purposes of this Agreement, December 31, 2001 shall be the Executive's Retirement Date. At his Retirement Date, Executive's employment with the Company shall conclude.

     2.   CONTINUING BOARD SERVICE.

     (a) Executive has been advised by the Board Affairs and Corporate Governance Committee of the Company's Board of Directors (the "Committee") that the Committee presently intends to nominate the Executive for re-election as a director of the Company. During the Consulting Period (as defined in Section 6) Executive consents to be named by the Committee as a candidate for election to the Board of Directors and, if elected, to serve as a director of the Company, provided he is then able to carry out the duties and responsibilities of a director. Following Executive's Retirement Date, Executive shall be compensated for his services as a director of the Company in the same manner as other non-employee directors of the Company.


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     (b)  Executive has been advised by the Supervisory Board of the Company's subsidiary, Sara Lee/DE, N.V., that the Supervisory Board intends to nominate Executive for re-election as a member of the Supervisory Board. During the Consulting Period, Executive agrees to serve as a member of the Supervisory Board of Sara Lee/DE, N.V., if elected, and provided he is then able to carry out the duties and responsibilities of a Supervisory Board member. On and prior to the Retirement Date, Executive shall not be compensated for his services as a Supervisory Board member. Following Executive's Retirement Date, Executive shall be compensated in the same manner as other Supervisory Board members who are not employees of the Company.

     3.   COMPENSATION PRIOR TO THE RETIREMENT DATE.

     (a) The Executive shall continue to receive his current compensation and benefits through the Retirement Date.

     (b) Executive shall be eligible to receive Executive's full bonus earned under the Short-Term (Annual) Bonus Plan of the Company for the Company's fiscal years 2000 and 2001 and a pro-rated bonus (50%) for the Company's fiscal year 2002. The actual bonuses shall be determined by the Compensation and Employee Benefits Committee of the Board of Directors. Executive shall not participate in any annual bonus plan of the Company for any fiscal year after 2002.

     (c) Executive shall continue to participate in the Company's qualified and supplemental non-qualified retirement plans through the Retirement Date.

     (d) Subject to the determination of the Compensation and Employee Benefits Committee of the Company's Board of Directors, Executive shall be eligible for full awards under the Company's Long-Term Performance Incentive Plans ("LTPIP"), for the fiscal years 1998-2000 and 1999-2001 and a pro rated award (30/36ths) for the fiscal years 2000-2002. Executive shall not be entitled to any other award under the LTPIP.

     4. STOCK OPTIONS. Except for the grant of replacement stock options (upon the exercise of an existing stock option) in accordance with the terms of the Company's stock option plans, Executive shall not be granted any new stock options after the Effective Date. From the Effective Date until the Retirement Date, Executive's options shall continue to vest and to be exercisable in accordance with their terms. Commencing on January 1, 2002, Executive shall be treated as a retired participant under the Company's stock option plans. As a retired participant, Executive's then outstanding stock options will continue to vest and may be exercised until the earlier of (i) the expiration date of the option or (ii) December 31, 2006; provided, however, that notwithstanding the foregoing, the Executive may exercise the option granted on January 27, 2000 until the expiration date of the option. Prior to January 1, 2002, Executive is eligible to be issued replacement stock options upon exercise of any employee stock options held by him. Commencing on January 1, 2002, except as provided below, Executive will not be eligible to be issued replacement stock options upon the exercise of any stock option held by him. Notwithstanding the foregoing, commencing on January 1, 2002 and prior to June 30, 2003, Executive may designate one exercise date on which he may exercise any portion or all of the one-third of his option granted on August 26, 1999 that will vest on August 26, 2002, one exercise date on which he may exercise


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any portion or all of the one-third of his option granted on January 27, 2000 that will vest on January 27, 2002, and one exercise date on which he may exercise any portion or all of the one-third of his option granted on January 27, 2000 that will vest on January 27, 2003 and, in each case, Executive will be eligible to be issued replacement stock options in connection with such exercises. Nothing herein shall be deemed to prevent Executive from exercising options at any time after January 1, 2002.

     5. INSURANCE. Executive shall continue to participate in the Company's travel accident, personal accident, accidental death and dismemberment insurance, health and short and long-term disability insurance plans until the Retirement Date. Commencing on January 1, 2002, it is anticipated that Executive will elect Medigap Option J for supplemental health coverage.

     6. CONSULTING SERVICES FOLLOWING THE RETIREMENT DATE. Commencing on January 1, 2002 and ending on June 30, 2009 (the "Consulting Period"), Executive agrees to make available to the Company, Executive's services, experience and knowledge with respect to the Company and to undertake any other assignments and projects which the Company may specify. Without limiting the foregoing, Executive agrees, at the request of the Company's Chief Executive Officer, to
(i) consult on the Company's strategic initiatives; (ii) consult on operational and financial matters; (iii) consult on acquisitions and divestitures; (iv) represent the Company at industry, trade, civic, charitable and cultural functions; and (v) serve as the Company's representative on various charitable and civic organizations. The Company and the Executive agree that from January 1, 2002 through December 31, 2005, Executive will not be required to spend more than 25% of his working time on consulting activities for the Company and from January 1, 2006 through June 30, 2009, Executive will not be required to spend more than 15% of his working time on consulting activities for the Company. During the Consulting Period, the Company will provide Executive with air transportation service commensurate with the service he presently receives for company-related business travel by the Executive. Executive will reimburse the Company for the costs incurred by the Company for any personal use by the Executive of such air transportation service. In consideration for the Executive's consulting services, Executive shall be paid $500,000 per annum in equal monthly installments ($250,000 for the services rendered in calendar year
2009). Nothing contained in this Section 6 shall be deemed to create an employment relationship between the Company and Executive. In providing such consulting services, Executive shall be an independent contractor and shall not have the authority to bind the Company with respect to any matter. The Company shall reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in the performance of such consulting services, provided the Company's policies of documentation and approval are satisfied. All expenses incurred shall be reviewed and approved by the Company's Internal Audit Department.

     7.   OTHER BENEFITS.

     (a) OFFICE. Following the Retirement Date and through December 31, 2011, the Company will provide the Executive with suitable office facilities (which facilities will not be contiguous to the Company's executive offices) and two administrative assistants.

     (b) AUTOMOBILE. Following the Retirement Date and through December 31, 2008, the Company will continue to provide Executive with an automobile and driver commensurate with the automobile transportation service he presently receives.


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     8.   RECEIPT OF OTHER COMPENSATION. Executive acknowledges that, other than as specifically set forth in this Agreement, following the Retirement Date, he will not be due any compensation (except for amounts unpaid and owing for Executive's employment with the Company and its affiliates prior to the Retirement Date) from the Company or any of its affiliates, and after the Retirement Date, except as provided herein, he will not be eligible to participate, except as a retired employee, in any of the compensation or benefit plans of the Company or any of its affiliates. Executive will be entitled to receive benefits, which are vested and accrued prior to the Retirement Date, pursuant to the employee benefit plans of the Company. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive's employment on or before the Retirement Date, but not previously reimbursed, provided the Company's policies of documentation and approval are satisfied.

     9. NON-SOLICITATION AND NON-COMPETITION. In consideration for receiving the payments contained in this Agreement, Executive agrees that, during the Consulting Period, the Executive:

     (a) will not, without the prior written consent of the Company, alone, or in association with others, solicit on behalf of Executive, or any other person, firm, corporation or entity, any employee of the Company, or any of its operating divisions, subsidiaries or affiliates, for employment with a Competing Business (as defined below) and;

     (b) will not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly, engage or invest in, counsel or advise or be employed by any Competing Business. Notwithstanding the foregoing, Executive shall be entitled to (i) own not more than four and nine-tenths percent (4.9%) of any publicly held entity that is a Competing Business and (ii) be an investor in any mutual fund or diversified investment company. For purposes of this Agreement, a "Competing Business" shall mean any person, firm, corporation or entity engaged in, or conducting business, which is the same as, or competing with, the businesses being conducted by the Company or any of its subsidiaries, divisions or affiliates.

     10. CONFIDENTIALITY. At all times hereafter, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by the Chief Executive Officer of the Company, except to the extent that such information (i) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on other media available to the general public, other than as a result of any act or omission of Executive, (ii) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable to the Company to seek an appropriate protective order, or (iii) is necessary to perform properly Executive's duties under this Agreement. Executive will promptly after the Retirement Date return to the Company all Company property then in his possession, except for property or materials relating to, or necessary for, the performance of his duties under this Agreement.


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     11.  BREACH OF AGREEMENT. Executive and the Company acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Section 9 or 10 and agree that in event of actual or threatened breach or violation of such provisions the Company shall be entitled to seek injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security and such right to seek injunctive relief shall be in addition to any other right available under this Agreement. If the Company pursues a claim for actual damages for a breach of Section 9 or 10 by Executive, and is successful on the merits, any award will first be offset by any monies remaining owed to the Executive under this Agreement.

     12. RELEASE. In consideration for certain payments and benefits to be made following the Retirement Date pursuant to this Agreement, following the Retirement Date, Executive agrees to deliver to the Company a signed release in the form attached hereto as Exhibit A (the "Release"). Unless and until Executive delivers the Release to the Company, the Company shall have no obligation to make such payments under this Agreement.

     13.  INDEMNIFICATION.

     (a) The Company agrees that the limitation of liability now existing in favor of Executive contained in Article Thirteenth of the Company's Charter and all rights to indemnification now existing in favor of Executive contained in
Article V of the Company's By-laws, in each case as in effect on the date hereof, shall not be amended in any manner that would adversely affect the rights of Executive, unless such amendment is required by law. To the extent permitted by the laws of the State of Maryland, such indemnification shall be mandatory and not permissive and the Company shall advance all fees, costs and expenses in connection with such indemnification.

     (b) Pursuant to the rights to indemnification referred to in Section 13(a) hereof, the Company agrees to indemnify and hold harmless Executive and his legal representatives and successors to the fullest extent permitted by the laws of the State of Maryland with respect to any claim arising at any time out of any event, action or omission related to or in connection with Executive having been a director, officer or employee of, or consultant to, the Company or having served as a director or officer of another corporation or other organization at the request of the Company. This indemnification shall continue in full force and effect for a period of not less than the duration of all statutes of limitations applicable to such matters (or in the case of events, actions or omissions giving rise to matters of which Executive has promptly notified the Company of a claim hereunder and which have not been resolved prior to the expiration of such period, until such matters are finally resolved). Without limiting the foregoing, the Company shall periodically advance all expenses (including reasonable attorneys' and paralegals' fees and other costs and expenses) as incurred with respect to the foregoing to the fullest extent permitted by the laws of the State of Maryland, and Executive shall be defended by the counsel of his choice. Executive shall not unreasonably withhold his consent to the settlement of any claim for monetary damages for which he is entitled to be fully indemnified hereunder. From and after the Effective Date, and so long as the Executive is a director of the Company, the Company shall maintain in effect the policies of directors' and officers' liability insurance to the extent currently maintained by the Company, together with errors and omissions coverage or other equivalent or more comprehensive liability coverage, all to the extent that such coverage


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is available at reasonable commercial rates, and Executive shall be covered by such policies for acts and omissions as a director or officer of the Company in accordance with their respective terms to the maximum extent of coverage available for any director or officer of the Company. The Company shall pay any deductible amount under such policies of insurance to the extent that the Company may legally do so.

     14.  DEATH OR TOTAL DISABILITY.

     (a) In the event of Executive's death or total disability prior to the Retirement Date, Executive's designated beneficiary or his estate, in the event of Executive's death, or Executive, in the event of his total disability, shall be entitled to all benefits payable to a deceased or disabled corporate officer of the Company under the Company's compensation, benefit and retirement plans and Executive's then outstanding stock options will be exercisable in accordance with their terms.

     (b) In the event of Executive's death following the Retirement Date and during the Consulting Period, (i) the consulting payments provided for in
Section 6 and the other benefits provided for in Sections 7(a) and 7(b) shall cease as of the date of death and (ii) Executive's then outstanding stock options will be exercisable by Executive's designated beneficiary in accordance with their terms.

     (c) In the event of Executive's total disability following the Retirement Date and during the Consulting Period, (i) the consulting payments provided for in Section 6 and the other benefits provided for in Sections 7(a) and 7(b) shall cease on the date which is two years following the date on which Executive became totally disabled and (ii) Executive's then outstanding stock options will be exercisable in accordance with their terms.

     15. TAX REPORTING. Executive acknowledges and agrees that for each calendar year commencing on January 1, 2002, the Company shall provide Executive with the applicable Form 1099 for Federal income tax purposes to reflect the consulting payments paid to Executive pursuant to Section 6 of this agreement, and such similar forms required under state or local tax laws, and shall cause a copy of the same to be filed with the Internal Revenue Service. These form(s) shall report the amount paid by the Company to Executive during the Consulting Period pursuant to the terms of the Agreement. Executive shall be solely responsible for paying all appropriate federal, state and local income taxes with respect to such amounts.

     16. SEVERABILITY OF PROVISIONS. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

     17. NON-ASSIGNABILITY. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.


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     18.  ENTIRE AGREEMENT. This Agreement sets forth all the terms and conditions with respect to the compensation, remuneration of payments and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto. It may not be modified or amended except in writing and signed by both Executive and an authorized representative of the Company.

     19. NOTICE. Any notice to be given to the Executive or the Company shall be in writing and shall be deemed given when delivered personally or when mailed by certified mail, return receipt requested, addressed as follows:

                         To Executive at:

                         P.O. Box 800
                         Lake Bluff, Illinois 60044




                         To the Company at:

                         Sara Lee Corporation
                         Three Bank One Plaza
                         70 West Madison Street
                         Chicago, Illinois  60602-4260
                         Attention:  General Counsel



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE                          SARA LEE CORPORATION


/s/ John H. Bryan                  By:  /s/ Gary C. Grom
----------------------------            -----------------------------
John H. Bryan                           Gary C. Grom
                                        Senior Vice President - Human Resources


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                                    EXHIBIT A

                                     RELEASE


     Sara Lee Corporation (the "Company") and John H. Bryan ("Executive") enter into this Release (this "Release") on the 31st day of December, 2001.


                               W I T N E S S E T H
                               -------------------

     WHEREAS, the Company and Executive are parties to a Consulting and Retirement Agreement dated February 1, 2000 (the "Agreement");

     WHEREAS, as a condition for the receipt of certain benefits to be paid following the date of this Release (the "Benefits") under the Agreement, Executive has agreed to execute this Release.

     NOW THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

     (a) Executive on behalf of himself, his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, legal representatives, successors, assigns and past, present and future directors and officers (collectively, the "Released Parties") from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exist, have existed, or may arise out of Executive's employment with the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against any of the Released Parties. Executive acknowledges that in exchange for this release, the Company is providing Executive with the Benefits which exceed what Executive would have been given without this Release. By executing this Release, Executive is waiving all claims against the Released Parties arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the Illinois Human Rights Act, as amended. Executive represents and warrants that he has not filed or initiated any legal or equitable proceeding, or any proceeding involving a private right of action, against any of the Released Parties and that no such proceedings have been initiated against any of the Released Parties on his behalf regarding any of the claims released herein. Executive will not cause or encourage any lawsuit or any action involving a private right to be maintained or instituted against any of the Released Parties, and he will not participate in any manner in any such proceedings against any of the Released Parties, regarding any of the claims released herein, except as required by law. Nothing herein shall release any party from any obligation under the Agreement.

     (b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. Section 621 ("ADEA"). EXECUTIVE FURTHER
AGREES: (A) THAT EXECUTIVE'S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER'S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT CERTAIN BENEFITS CALLED FOR IN THE AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT SUCH BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE;
(F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE'S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS RELEASE SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS RELEASE THEN BECOMES EFFECTIVE AND ENFORCEABLE.

     (c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties regarding any of the claims released in this Release. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of the Agreement and this Release. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have under the Employee Retirement Income Security Act of 1974.



SARA LEE CORPORATION                         EXECUTIVE


By:
    ------------------------------           -----------------------------
Name:                                        John H. Bryan
      ----------------------------
Title:
        --------------------------